Exhibit 10.26
FIRST AMENDMENT TO THE HOLLY
LOGISTIC SERVICES, L.L.C. ANNUAL
INCENTIVE PLAN
     THIS FIRST AMENDMENT is effective January 1, 2005 (the “Effective Date”) and is made by Holly Logistic Services, L.L.C, a Delaware limited liability company (the “Company”).
WITNESSETH:
     WHEREAS, the board of directors of the Company (the “Board”) previously adopted the Holly Logistic Services, L.L.C. Annual Incentive Plan (the “Plan”),
     WHEREAS, Section 8 of the Plan provides that the Compensation Committee of the Board (the “Committee”) may, at its sole discretion, amend the Plan at any time; and
     WHEREAS, the Committee has determined that it is desirable to amend the Plan, in accordance with the final regulations promulgated under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to ensure that, to the extent subject to Code section 409A, the payments and other benefits provided under the Plan comply therewith and to avoid the imposition of any adverse tax consequences under section 409A of the Code.
     NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below:
     1. Section 6 of the Plan shall, as of the Effective Date, be deleted in its entirety and replaced with the following:
     6. AWARD PAYOUT.
     Awards typically will be determined after the end of the Plan Year or designated performance period. Awards will be paid in cash annually, unless otherwise determined by the Compensation Committee; provided, that, in no event will awards be paid to Participants later than March 15 of the calendar year following the calendar year to which such award relates; provided, that if the Compensation Committee’s determination is not complete by such day, such that calculation of the amount of such award is not administratively practicable as of March 15, the award shall still be treated as being paid no later than March 15 if payment of the award is made during the first taxable year of the Participant in which calculation of the award amount is administratively practicable. The Compensation Committee will have the discretion, by Participant and by grant, to reduce (but no to increase) some or all of the amount of any award that otherwise would be payable by reason of the satisfaction of the applicable performance targets. In making any such determination, the Compensation Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance; provided, however, that the exercise of such negative discretion with respect to one Participant may not be used to increase the amount of any award otherwise payable to another Participant.
     2. The following Section 11.10 shall be added to the Plan to read as follows:
     11.10 Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Plan shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.
     NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.
     IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Effective Date.

HOLLY LOGISTIC SERVICES, L.L.C.
By:	/s/ Mitthew P. Clifton
Mitthew P. Clifton
Chief Executive Officer

Date: 17/31/08